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                                                                   EXHIBIT 10.35

                                  A V A T E C H
                                S O L U T I O N S

                                 August 21, 2003

Henry D. Felton
13001 Dover Road
Reisterstown, MD 21136

     Re: Letter of Employment

Dear Mr. Felton:

     This Letter Agreement contains the terms of your continued employment with Avatech Solutions, Inc. (together with its affiliates, subsidiaries, successors-in-interest, and their affiliates and subsidiaries, "Avatech"). This Letter Agreement is the entire agreement between you and Avatech relating to your employment, and replaces all other employment or severance agreements between you and Avatech, including, but not limited to, the Severance Agreement between you and Avatech dated January 1, 1998. By signing below, you agree to be bound by the terms and conditions contained in this Letter Agreement, effective as of the date of your signature.

     In addition to your continued service as the Vice-Chairman of Avatech's Board of Directors, you agree to perform all reasonable duties assigned to you by the Board of Directors or one of Avatech's officers on a substantially full-time basis. The term of your employment under this Letter Agreement shall be for six (6) years, and may be extended or modified by a written agreement between you and Avatech.

     In exchange for your services, Avatech will pay you an annual salary and bonuses determined each year by the Compensation Committee of the Board of Directors, commensurate with the amount and quality of the services you perform or are expected to perform, but your annual salary will not, in any year, be less than two thousand dollars ($2,000) plus the annual amount of the employee contribution to Avatech's health benefit plans necessary to maintain the maximum amount of medical coverage available to you through Avatech's health benefit plans for you and your family. In addition, Avatech will continue to maintain coverage substantially similar to the existing supplemental health insurance policy it maintains, covering you for cancer-related expenses. You will be entitled to perquisites comparable to those that Avatech extends to other employees with similar responsibilities. Avatech will reimburse you for your business, travel, lodging, meals, and any other ordinary and necessary business expenses you incur in the course of your employment duties, in accordance with Avatech's ordinary expense reimbursement policies.

     You may terminate your employment at any time, effective thirty (30) days after you give Avatech written notice of your intent to terminate your employment. Avatech may terminate your employment at any time for Cause (as defined below), effective immediately on oral or

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Henry D. Felton
Letter Agreement
August 21, 2003
Page 2 of 3

written notice to you from one of Avatech's officers or a member of Avatech's Board of Directors. For purposes of this Letter Agreement, "Cause" means: (a) your conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony or a crime involving moral turpitude, embezzlement or criminal diversion of funds; (b) your knowing and willful violation of Avatech's company policies that can reasonably be expected to result in material detriment to Avatech; or (c) your failure to perform the duties or discharge the responsibilities of your position to Avatech's material detriment, unless you cure such failure within fifteen (15) days after you receive written notice of the failure, or within thirty (30) days, if the failure is such that it cannot reasonably be cured within fifteen (15) days and you begin and diligently continue to cure such failure within the fifteen-day period.

     You acknowledge that you have acquired and will acquire confidential information relating to Avatech which includes, but is not limited to, business plans, sales and marketing plans, financial information, acquisition prospects, and "customer" and "supplier" lists (as such terms may relate to Avatech's business or the systems or other trade secrets or know-how) (collectively "Confidential Information"), which is a valuable asset of Avatech's business, and access to or knowledge of which is essential to the performance of your duties. Accordingly, you will not disclose any Confidential Information at any time, except in connection with and as reasonably required to perform your employment duties or your duties or responsibilities as a member of Avatech's Board of Directors, or unless you are required to do so by applicable law, subpoena, court order, or other legal process. These restrictions do not apply to, and the definition of Confidential Information does not include, information that is in the public domain at the time you disclose such information, unless the information is in the public domain as a result of your actions. Your obligation not to disclose any Confidential Information continues for your lifetime and survives the termination or expiration of this Agreement, your employment with Avatech, or any current future agreement between you and Avatech or its successors-in-interest.

     Because of your unique position as an employee of Avatech, you agree that during the course of your employment and for a period of one (1) year after the termination of such employment, you will not, without Avatech's prior written consent: (a) Directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical, or training services related to computer-aided design software within fifty (50) miles of any location where Avatech maintains a place of business, except that you Employee own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation; (b) Employ or retain, or participate in or arrange the employment or retention of any person who Avatech employed or retained during the term of Employee's employment with or retention by Avatech under any arrangement or agreement; or (c) Directly or indirectly solicit any of Avatech's customers or clients.

     You acknowledge that the provisions of this Letter Agreement are reasonable and necessary for Avatech's protection and that Avatech will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, you agree that, in addition to any other

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Henry D. Felton
Letter Agreement
August 21, 2003
Page 3 of 3

relief or remedies available to Avatech, Avatech is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy.

     You and Avatech agree that this Letter Agreement shall be construed, interpreted and enforced as a contract governed by the laws of the State of Maryland without reference to the rules governing conflict of laws, and irrevocably submit to personal jurisdiction and venue in the State of Maryland for the purpose of any suit, action or proceeding arising out of or relating to this Letter Agreement. The waiver of any breach of this Letter Agreement by either you or Avatech does not constitute or operate as a waiver of any other breach of any provision of this Letter Agreement, and any failure to enforce any provision of this Letter Agreement does not operate as a waiver of any existing or future right, duty, or obligation arising out of this Letter Agreement. If any provision of this Letter Agreement is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction, and the remainder of this Letter Agreement shall be valid and enforced to the fullest extent permitted by law.


/s/                                        AVATECH SOLUTIONS, INC.
--------------------------------
Henry D. Felton


                                           By: /s/
                                               ---------------------------------
Date: 8/21/03                                  Donald "Scotty" Walsh,
                                               Chief Executive Officer